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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A
                               (AMENDMENT NO. 1)

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                Cox Radio, Inc.
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             (Exact name of registrant as specified in its charter)

              Delaware                                   58-1620022
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(State of Incorporation or Organization)      (IRS Employer Identification No.)

1400 Lake Hearn Drive, N.E., Atlanta, Georgia              30319
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(Address of Principal Executive Offices)                   (Zip Code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
1-12187 (if applicable).

         Securities to be registered pursuant to Section 12(b) of the Act:


         Title of Class                                                Name of Exchange on Which
         to be so Registered                                           Each Class is to be Registered
         -------------------                                           ------------------------------
         Class A Common Stock,
         $0.33 par value per share                                     New York Stock Exchange

         Securities to be registered pursuant to Section 12(g) of the Act: None


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ITEM 1.  DESCRIPTION OF COMMON STOCK

         The following is a summary of the material terms and provisions of our Class A Common Stock, par value $0.33 per share. The following description also sets forth selected provisions of our bylaws and our amended and restated certificate of incorporation, as amended, which we collectively refer to as our "certificate of incorporation". This description is a summary only and is qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated as exhibits to this amended registration statement.

COMMON STOCK

         Our certificate of incorporation currently authorizes us to issue 210,000,000 shares of Class A Common Stock, 135,000,000 shares of Class B Common Stock, par value $0.33 per share, and 15,000,000 shares of preferred stock, par value $0.33 per share. Except with respect to voting and convertibility, shares of Class A Common Stock and shares of Class B Common Stock are identical in all respects. Holders of Class A Common Stock are entitled to one vote per share, while holders of Class B Common Stock are entitled to ten votes per share.

         VOTING. The holders of Class A Common Stock and Class B Common Stock vote together as a single class on all actions, except that the affirmative vote of the holders of a majority of outstanding shares of Class A Common Stock and Class B Common Stock voting separately as a class is required:

         - to approve any amendment to our certificate of incorporation that would alter or change the powers, preferences or special rights of such class in a way that adversely affects the holders of such class; and

         - to approve such other matters as may require a class vote under the Delaware General Corporation Law.

         DIVIDENDS AND OTHER DISTRIBUTIONS. Each share of common stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon our liquidation or a sale of all or substantially all of our assets. However, in the case of dividends or other distributions payable on either class of common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A Common Stock will be distributed with respect to outstanding Class A Common Stock, and only Class B Common Stock will be distributed with respect to outstanding Class B Common Stock. Neither the Class A Common Stock nor the Class B Common Stock will be split, divided or combined unless each other class is proportionately split, divided or combined.

         We have never declared or paid cash dividends on our Class A Common Stock and we currently intend to retain any future earnings for use in developing and operating our businesses. Accordingly, we do not expect to pay cash dividends on the Class A Common Stock in the foreseeable future.

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         CONVERTIBILITY OF CLASS B COMMON STOCK INTO CLASS A COMMON STOCK. Cox
Enterprises, Inc. holds all of the shares of Class B Common Stock currently outstanding. Shares of the Class B Common Stock are convertible at any time, or from time to time, at the Class B Common Stock holder's option, into Class A Common Stock on a share-for-share basis.

         RESTRICTIONS ON FOREIGN OWNERSHIP. Our certificate of incorporation restricts the ownership, voting and transfer of our capital stock, including Class A Common Stock and Class B Common Stock, in accordance with the Communications Act of 1934, as amended, and the rules of the Federal Communications Commission, to prohibit ownership of more than 25% of our outstanding capital stock (or more than 25% of the voting rights it represents) by or for the account of aliens or corporations otherwise subject to domination or control by aliens. Our certificate of incorporation also prohibits any transfer of our capital stock that would cause us to violate this prohibition. In addition, our certificate of incorporation authorizes our board of directors to adopt such provisions as it deems necessary to enforce these prohibitions, including the inclusion of a legend regarding restrictions on foreign ownership of our capital stock on the certificates representing such capital stock. The Class A Common Stock certificates contain a certification that must be executed by the transferee of any such certificate before transfers of the shares represented thereby may be made on our books. Such certification addresses whether such transferee, or any person or entity for whose account such shares will be held, is an alien. In addition, our certificate of incorporation provides that we reserve the right to refuse to honor any transfer of our capital stock which, in our judgment or the judgment of our transfer agent, would or might constitute a violation of the Communications Act of 1934, as amended, or the rules and regulations of the Federal Communications Commission.

         LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of our liquidation, dissolution or winding up, whether voluntary or not, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share ratably, according to their respective interests, in our assets which remain after payment, or provision for payment, of our debts and other liabilities and the preferential amounts due to the holders of any stock ranking prior to the common stock in the distribution of assets.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our Class A Common Stock is First Union National Bank, N.A.

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ITEM 2.  EXHIBITS

         The following exhibits are incorporated by reference as indicated below.


Exhibit
Number                Description
-------               -----------

3.1          --       Amended and Restated  Certificate of Incorporation of Cox Radio, Inc.
                      (Incorporated by reference to Exhibit 3.1 of Cox Radio, Inc.'s
                      Registration Statement on Form S-1 (Commission File No. 333-08737)).
3.2          --       Certificate of Amendment of Certificate of Incorporation of Cox Radio, Inc.
3.3          --       Amended and Restated Bylaws of Cox Radio, Inc. (Incorporated by reference to Exhibit 3.2 of Cox Radio,
                      Inc.'s Registration  Statement on Form S-1 (Commission File No. 333-08737)).
4.1          --       Form of Specimen Class A Common Stock Certificate.

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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, Cox Radio, Inc. has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    COX RADIO, INC.


                                    By: /s/ Neil O. Johnston
                                       ----------------------------------------
                                       Name:    Neil O. Johnston
                                       Title:   Vice President and Chief
                                                Financial Officer (Principal
                                                Financial Officer, Principal
                                                Accounting Officer and duly
                                                authorized officer)


Date:    January 31, 2002